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                                                                      EXHIBIT 11

                                  VENCOR, INC.
        COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
              FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
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                                                                 1996    1995
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PRIMARY EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE:
Earnings:
  Income from operations......................................  $27,610 $21,172
  Preferred stock dividend requirements.......................        -  (1,793)
                                                                ------- -------
  Income available to common stockholders.....................   27,610  19,379
  Extraordinary loss on extinguishment of debt, net of income
   tax benefit................................................        -     (66)
                                                                ------- -------
    Net income................................................  $27,610 $19,313
                                                                ======= =======
Shares used in the computation:
  Weighted average common shares outstanding..................   70,258  57,928
  Dilutive effect of common stock equivalents.................    1,197   1,053
                                                                ------- -------
    Shares used in computing earnings per common and common
     equivalent share.........................................   71,455  58,981
                                                                ======= =======
Primary earnings per common and common equivalent share:
  Income from operations......................................  $   .39 $   .33
  Extraordinary loss on extinguishment of debt................        -       -
                                                                ------- -------
    Net income................................................  $   .39 $   .33
                                                                ======= =======
FULLY DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE:
Earnings:
  Income available to common stockholders.....................  $27,610 $19,379
  Interest addback on convertible securities, net of income
   taxes......................................................        -   2,465
                                                                ------- -------
  Adjusted income available to common stockholders............   27,610  21,844
  Extraordinary loss on extinguishment of debt, net of income
   tax benefit................................................        -     (66)
                                                                ------- -------
    Net income................................................  $27,610 $21,778
                                                                ======= =======
Shares used in the computation:
  Weighted average common shares outstanding..................   70,258  57,928
  Dilutive effect of common stock equivalents and other
   dilutive securities........................................    1,197  12,898
                                                                ------- -------
    Shares used in computing earnings per common and common
     equivalent share.........................................   71,455  70,826
                                                                ======= =======
Fully diluted earnings per common and common equivalent share:
  Income from operations......................................  $   .39 $   .31
  Extraordinary loss on extinguishment of debt................        -       -
                                                                ------- -------
    Net income................................................  $   .39 $   .31
                                                                ======= =======
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